AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1999
                                             REGISTRATION NO. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                   THE MERRILL LYNCH FUND OF STRIPPED ("ZERO")
                       U.S. TREASURY SECURITIES, SERIES L

B.  NAMES OF DEPOSITOR:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED
                               DEFINED ASSET FUNDS
                                  P.O. BOX 9051
                           PRINCETON, N.J. 08543-9051

D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

   TERESA KONCICK, ESQ.                                COPIES TO
       P.O BOX 9051                           PIERRE DE SAINT PHALLE, ESQ.
PRINCETON, N.J. 08543-9051                        450 LEXINGTON AVENUE
                                                  NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.


F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:


 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

             SUBJECT TO COMPLETION, PROSPECTUS DATED APRIL 20, 1999


==============================================================================


                                   THE MERRILL LYNCH FUND OF STRIPPED ("ZERO")
                                            U.S. TREASURY SECURITIES, SERIES L
==============================================================================

     A FINAL PROSPECTUS FOR SERIES A-K OF THE MERRILL LYNCH FUND OF STRIPPED ("ZERO") U.S. TREASURY SECURITIES IS HEREBY INCORPORATED BY REFERENCE AND USED AS A PRELIMINARY PROSPECTUS FOR THIS SERIES. THE NARRATIVE INFORMATION AND STRUCTURE OF THE FINAL PROSPECTUS FOR THIS SERIES WILL BE SUBSTANTIALLY THE SAME AS THAT OF THE PREVIOUS PROSPECTUS. INFORMATION WITH RESPECT TO PRICING, THE NUMBER OF UNITS, DATES AND SUMMARY INFORMATION REGARDING THE CHARACTERISTICS OF SECURITIES TO BE DEPOSITED IN THE TRUSTS IN THIS SERIES IS NOT NOW AVAILABLE
AND WILL BE DIFFERENT SINCE EACH TRUST IN THE SERIES HAS A UNIQUE PORTFOLIO. ACCORDINGLY, THE INFORMATION CONTAINED HEREIN WITH REGARD TO EACH TRUST SHOULD BE CONSIDERED AS BEING INCLUDED FOR INFORMATIONAL PURPOSES ONLY.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                     PART II

              ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositor is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of the Depositor are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of the Depositor is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of the Depositor are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositor has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsor and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         The Chase Manhattan Bank                              13-4994650

    Supplemented final prospectuses from the following Series of The Merrill Lynch Fund of Stripped ("Zero") U.S. Treasury Securities (all of which are incorporated herein by reference) may be used as preliminary prospectuses for this Series: Series-A-K (Reg. No. 2-89536 et al.).

                      CONTENTS OF REGISTRATION STATEMENT

 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of The Merrill Lynch Fund of Stripped ("Zero") U.S. Treasury Securities, Series A, 1933 Act File No. 2-89536).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

      1.1   -- Form of Trust Indenture (incorporated by reference to Exhibit
                    1.1 to the Registration Statement of The Merrill Lynch Fund of Stripped ("Zero") U.S. Treasury Securities, Series A, Reg. No. 2-89536.

      1.1.1 -- Form of Standard Terms and Conditions of Trust Effective April
                    30, 1984 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement File No. 2-89536).

      2.1   -- Form of Certificate of Beneficial Interest (included in
                    Exhibit 1.1.1).

     *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their name under the headings "How the Fund Works -- Legal Opinion" in the Prospectus.

     *4.1   -- Consent of the Evaluator


     *5.1   -- Consent of independent public accountants.

      9.1   -- Information Supplement (incorporated by reference to Exhibit
                    9.1 to the Post Effective Amendment No. 1 to the Registration Statement of Government Securities Income Fund, Freddie Mac Series-12, 1933 Act File No. 33-56849.

__________

  * To be filed with Amendment to Registration Statement.


                                     R-1



                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 20TH DAY OF APRIL, 1999.


            Signatures appear on page R-3.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


                                      R-2


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 33-43466

       HERBERT M. ALLISON, JR.
       GEORGE A. SCHIEREN
       JOHN L. STEFFENS





       By  J. DAVID MEGLEN
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                      R-3